EXHIBIT G

                         FORM OF FEDERAL REGISTER NOTICE

         SEI Holdings, Inc. ("Holdings"), Atlanta, Georgia, a wholly-owned non-utility subsidiary of The Southern Company ("Southern"), a registered holding company, also of Atlanta, Georgia, has filed an application pursuant to Sections 9(a) and 10 of the Act and Rule 54 thereunder in which it requests certain modifications to the terms of an order issued February 2, 1996 (HCAR No. 26468) (the "February 1996 Order").
         Holdings directly and indirectly holds Southern's interests in various "exempt wholesale generators" and "foreign utility companies" and certain other non-utility subsidiaries. Under the February 1996 Order, Holdings is authorized to, among other things, acquire directly or indirectly through other subsidiaries (called "Intermediate Subsidiaries") the securities of one or more subsidiaries (called "Energy-Related Companies") that derive or will derive substantially all of their revenues from certain specified activities, including brokering or marketing of electricity, provided that the purchaser or seller, or both the purchaser and seller, are located within the area covered by the Southeastern Electric Reliability Council ("SERC").
         Holdings now requests that the Commission modify the February 1996 Order to (i) remove the restriction on the geographic area in which any such Energy-Related Company (hereafter referred to as a "Marketing Subsidiary") may conduct its business, and (ii) expand the scope of such marketing and brokering activities to include the purchase, sale, and trading


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of other forms of energy commodities including, without limitation, natural gas, oil and coal. Holdings is not seeking any other changes or modifications to the terms of the February 1996 Order.
         Holdings states that power marketing and brokering activities have now become national in scope, and notes that many energy companies, including natural gas producers and pipelines and oil companies, investment bank affiliates, and electric utilities that are not in registered holding company systems have established and are actively engaged in power brokering and wholesale power marketing on a national scale, and that many states are considering a variety of measures designed generally to promote retail competition among electricity suppliers. Holdings refers to various legislative and administrative initiatives at the federal level that are specifically designed to promote competition for wholesale electricity sales among traditional utilities as well as non-traditional suppliers, such as exempt wholesale generators, qualifying facilities, and independent power marketers.
         Further, Holdings states that, because of the interchangeability of different forms of energy, particularly electricity and natural gas, profits may be earned through arbitrage transactions involving various different types of fuel- for-electricity transactions. The application also describes other typical forms of marketing activities all of which are based on an integrated energy company's ability to provide energy savings and/or price certainty to customers through its superior


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ability to aggregate supply and manage risks.
         Holdings states that, in order to compete at all levels of the evolving national energy markets, it is necessary to offer potential customers other energy products and services such as fuel switching options, fuel management, storage and delivery services, and single source energy procurement services. Holdings seeks to engage in all of these related activities through one or more Marketing Subsidiaries. Initially, Holdings expects that power marketing activities would be limited to wholesale transactions, but wishes to position itself to engage in competing for retail electricity customers as and when changes in state laws and regulations allow such activities. Holdings provides, as an example, a situation where a large energy consumer (a department store chain) with facilities in many states may wish to contract with a single energy supplier in order to fill all of its energy needs at all locations.
         Holdings states that, as a practical matter, its ability to compete (through a Marketing Subsidiary) in wholesale electricity markets in the Southern system's franchised service territory is limited. Specifically, Holdings refers to certain "Codes of Conduct" submitted to the Federal Energy Regulatory Commission ("FERC") as a part of the market-based wholesale rate application under the Federal Power Act filed by Southern Energy Marketing, Inc. ("Southern Energy"), a subsidiary of Holdings and an "exempt wholesale generator," which prohibits Southern's operating electric utility subsidiaries (the "Operating Companies") from providing non-public information available to them concerning the


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identity of any actual or potential wholesale customer, or the price or other terms under which they have sold or offered to sell power to any such wholesale customer, to any other subsidiary of Southern. Further, although Southern Energy, as an "exempt wholesale generator," may compete in the wholesale electricity markets nationally, under current FERC interpretations of Section 32 it could not engage generally in fuel marketing or many of the other expanded fuel-related activities for which Holdings is now seeking approval.
         Any Marketing Subsidiary of Holdings would, in the ordinary course of its business, seek to hedge against the price and other risks involved in marketing activities through managing a portfolio of offsetting contracts, investing in assets such as fuel reserves and fuel storage facilities, and trading in financial or commodity-based derivative products, such as oil or gas futures contracts. Holdings represents that it will not engage in speculative trading of derivative products, and states that corporate policy adopted by Southern prohibits such speculative trading. Holdings states that, to the extent any contractual obligation of a Marketing Subsidiary must be guaranteed, the amount thereof would be counted against the limitation authorized under the February 1996 Order to the extend supported by an agreement or undertaking by Southern itself. Holdings represents that no Marketing Subsidiary will acquire any facilities or assets that would result in such Marketing Subsidiary becoming an "electric utility company" or "gas utility company," as those terms are defined under the Act.